EX-99.B4.d

Contract Schedule
Owner:	[John Doe]	Contract Number:	[??687456]
[Joint Owner: Annuitant:	[Jane Doe]] [John Doe]	Issue Date: Scheduled Annuity Date:	[04/15/10] [04/01/65]
Annuitant's Age		Maximum Issue Age:	[80]
and Gender:	[35 Male]
Determining Life (Lives): [John Doe]
[Jane Doe]

Purchase Payments
Initial Purchase Payment: $[10,000.00] Minimum Additional Purchase Payment: $[50.00] Maximum Total Purchase Payments: $1 million

Transfers
Number of Free Transfers Permitted: [12] each Contract Year
Transfer Fee: $25.00 for each transfer in excess of the free transfers permitted
Transfer Index Anniversary: Every [Sixth] Index Anniversary

Contract Charges
Mortality and Expense Risk Charge: [1.25]% of the Variable Options' net asset value Contract Maintenance Charge: $[50.00] each Contract Year
Entire Contract Value:	Equals the sum of the Contract Value of each [Index Advantage NF New York] contract
Contract Maintenance Charge Waiver Minimum:  $[100,000.00]

Withdrawals
Minimum Partial Withdrawal: $[100.00]
Minimum Required Value: $[2,000.00]
Free Withdrawal Amount: [10]% of total Purchase Payments

Withdrawal Charge Percentages Table

Number of Complete Years Since Receipt of Purchase Payment	Charge
0	8.50%
1	8.00%
2	6.50%
3	5.00%
4	3.00%
5	1.00%
6 years or more	0%

Annuity Payments
Minimum Annuity Payment: $[100.00]
Annuity Mortality Table: Annuity 2000 Mortality Table Minimum Annual Annuity Payment Rate: [1.00]%
Allowed Payees: [Financial institution, qualified plan, court-ordered individual]

Guaranteed Purchase Rate Table
Upon request, we will furnish rates for ages and guaranteed periods not shown.
S40875-NF-NY
[3]

Contract Schedule continued from the previous page

Annuity Options - Guaranteed monthly annuity payments per $1,000
	Option 1		Option 2				Option 3	Option 4	Option 5
	Life Annuity		Life with 10-year guaranteed period		Life with 20-year guaranteed period		100% joint and survivor	100% joint and survivorwith10- year guaranteed period	Refund Life Annuity
Age of Annuitant on Annuity Date	Male	Female	Male	Female	Male	Female	Male & Female Same Age	Male & Female Same Age	Male	Female
30	[2.08	1.97	2.08	1.97	2.07	1.97	1.84	1.84	2.00	1.92
40	2.45	2.29	2.45	2.29	2.42	2.28	2.10	2.10	2.29	2.19
50	3.02	2.78	3.00	2.77	2.92	2.73	2.49	2.49	2.70	2.57
60	3.95	3.57	3.87	3.53	3.59	3.37	3.12	3.11	3.29	3.14
70	5.66	5.03	5.28	4.83	4.24	4.13	4.22	4.20	4.18	4.00
80	8.93	8.09	7.07	6.79	4.55	4.53	6.37	6.04	5.54	5.38
90	15.24	14.64	8.36	8.30	4.59	4.59	10.68	7.98	7.66	7.50]

S40875-NF-NY
[3A]